Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 pertaining to the TravelCenters of America LLC 2016 Equity Compensation Plan, as amended, of our reports dated February 28, 2018, relating to our audits of the consolidated financial statements and the effectiveness of internal control over financial reporting which appears in the Annual Report on Form 10-K of TravelCenters of America LLC for the year ended December 31, 2017.

/s/ RSM US LLP

Cleveland, Ohio

May 23, 2018